PROSPECTUS SUPPLEMENT
   (To Prospectus Dated July 1, 1996)

                                  61,968 Shares



                                 [Superior Logo]



                                  Common Stock

             This Prospectus Supplement pertains to the offer and sale of up to 61,968 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Superior Services, Inc. (the "Company") by or for the account of Wilson Refuse, Inc. ("Selling Shareholder").

             This Prospectus Supplement does not contain complete information regarding the offering of Common Stock by the Selling Shareholder and should be read only in conjunction with the Prospectus annexed hereto.

             The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholder.

             See "Risk Factors" commencing on page 4 of the Prospectus for a discussion of certain factors that should be considered by investors in evaluating an investment in the Common Stock offered hereby.
                            ________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.
                            ________________________

             The Common Stock may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right to reject any order in whole or in part.

                           Information with Respect to
                               Selling Shareholder

                                                                 Number of
                                                                 Shares of
                            Number of Shares                   Common Stock
                             of Common Stock      Number of     to be Owned
                             Owned Prior to        Shares          After
            Name                Offering           Offered       Offering

    Wilson Refuse, Inc./1         61,968/1          61,968              0

   ________________________

              1   The Selling Shareholder acquired 61,968 shares of Common
   Stock from the Company as consideration paid pursuant to the Company's acquisition of the assets and business of the Selling Shareholder's solid waste and recyclables collection operation, which services the St. Louis, Missouri metropolitan area. The acquisition was completed on October 15, 1996.

           The date of this Prospectus Supplement is October 23, 1996.